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Prospectus Supplement dated as of May 9, 2002                Rule 424(b)(3)
To Prospectus dated November 16, 2001                       File No. 333-67412

                                 $5,442,079,000

                          Verizon Global Funding Corp.
                     Zero Coupon Convertible Notes due 2021
            Supported as to Payment of Principal and Interest by and
                      Convertible into the Common Stock of
                           Verizon Communications Inc.

     This Prospectus Supplement dated as of May 9, 2002 supplements and amends the Prospectus dated November 16, 2001 as follows and should be read in connection with the Prospectus:

     The section entitled, "Selling Securityholders," beginning on page 30 of the Prospectus is supplemented and amended to include the following additional selling securityholders who have provided us with notice and the requisite information as of May 8, 2002. To the extent that a selling securityholder listed below is already named in the Prospectus or any previous Prospectus Supplement, the information set forth below replaces that information.




                                                                                                        Percentage of
                                    Aggregate Principal    Percentage of    Shares of Verizon             Verizon
                                    Amount at Maturity        Notes           Communications           Communications
                                   of Notes that May Be    Outstanding      Common Stock that           Common Stock
                                          Sold($)                            May Be Sold(1)            Outstanding(2)
CareFirst BlueChoice, Inc.                175,000              *                   1,388                     *
CIF-PRP Fixed Income                    1,230,000              *                   9,756                     *
Goldman Sachs and Company             193,079,000             3.5              1,531,464                     *
IIU Convertible Fund PLC                3,500,000              *                  27,761                     *
KBC Financial Products USA Inc.         6,200,000              *                  49,177                     *
Triton Global Convertible Yield Fund    4,000,000              *                  31,727                     *
UBS O'Connor f/b/o UBS Global
   Convertible Portfolio                3,000,000              *                  23,795                     *
UBS O'Connor f/b/o UBS Global
   Equity Arbitrage Master Ltd.        61,500,000             1.1                487,805                     *

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*     Less than one percent (1%).
(1) Assumes conversion of all of the notes at a conversion rate of 7.9318 shares of the common stock of Verizon Communications per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under "Description of Notes and Support Obligations - Conversion Rights" in the Prospectus. As a result, the number of shares of the common stock of Verizon Communications issuable upon conversion of the notes may increase or decrease in the future.
(2) Calculated based on Rule 13d-3(d)(i) of the Securities Exchange Act of 1934, using 2,751,650,484 shares of common stock of Verizon Communications outstanding as of January 31, 2002. In calculating this amount for each selling securityholder, we treated as outstanding the number of shares of the common stock of Verizon Communications issuable upon conversion of all of the selling securityholder's notes, but we did not assume conversion of any other selling securityholder's notes.